Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Sabre Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

CONSTELLATION SOFTWARE INC

By:	/s/ Mark Dennison
Mark Dennison, General Counsel and Secretary
Date:	03/05/2026

CONSTELLATION CANADIAN HOLDINGS INC.

By:	/s/ Jamal Baksh
Jamal Baksh, Chief Financial Officer
Date:	03/05/2026

MARK MILLER

By:	/s/ Mark Miller
Mark Miller
Date:	03/05/2026